EXHIBIT D-7

                                                                  Conformed Copy

                            UNITED STATES OF AMERICA
                          NUCLEAR REGULATION COMMISSION


In the Matter of                               )
     North Atlantic Energy Service Corporation )        Docket No. 50-443
     and Canal Electric Company                )        (License No. NPF-86)
                                               )

                                                                February 2, 1999

          Re:  Request for Commission Consent to the Indirect
               Transfer of Control of Interest in the Operating
               License Identified Above./1/

     I. INTRODUCTION

     Canal Electric Company ("Canal"), for itself as a Joint Owner/2/ and a licensee of Seabrook Station, hereby requests that the Commission consent to the indirect transfer of control of Canal's interest in Operating License No. NPF-86 (the "Seabrook Operating License") pursuant to Section 184/3/ of the Atomic Energy Act of 1954, as amended (the "Act"), and 10 CFR ss.50.80. This request is being filed in connection with the proposed

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1    This Request is being filed concurrently with a filing in Docket No. 50-293 that relates to the same transaction.

2 North Atlantic Energy Service Corporation ("North Atlantic") is the licensed operator of Seabrook Unit No. 1 and is also authorized to act as agent for the eleven owners of the facility: North Atlantic Energy
     Corporation, Canal Electric Company, The Connecticut Light and Power Company, Great Bay Power Corporation, Hudson Light & Power Department, Massachusetts Municipal Wholesale Electric Company, Montaup Electric Company, New England Power Company, New Hampshire Electric Cooperative, Inc., Taunton Municipal Light Plant and The United Illuminating Company (collectively referred to herein as the "Seabrook Joint Owners" or with North Atlantic the "Seabrook Licensees").

3    42 U.S.C. ss.2234.
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merger of Canal's parent organization,  Commonwealth Energy System ("CES"), with
BEC Energy (the "Parent Merger").

     Transaction Background: Canal is a wholly-owned subsidiary of Commonwealth Energy System, a Massachusetts Business Trust organized under the laws of Massachusetts ("CES"), and an exempt public utility holding company under
Section 3(a)(1) of PUHCA. On December 5, 1998 CES and BEC Energy, a Voluntary Association organized under the laws of Massachusetts ("BEC")/4/, entered into an Agreement and Plan of Merger pursuant to which those entities will merge into a new surviving Massachusetts corporation (the "New Company"). Upon consummation of the Parent Merger, the stockholders of CES and BEC will become stockholders of New Company (with BEC stockholders owning approximately 68% of New Company and CES stockholders owning approximately 32%) and the assets (including their respective subsidiaries) and liabilities of BEC and CES will become assets and liabilities of New Company. Therefore, Canal will become a wholly-owned subsidiary of New Company. Thus, the Parent Merger will effect an indirect change of control of Canal's interest in the Seabrook Operating License.

     Seabrook Background:. Seabrook Station Unit No. 1 ("Seabrook Station") is a nuclear powered electric generating facility which is owned by the eleven Seabrook Joint Owners pursuant to an Agreement for Joint Ownership, Construction and Operation of New Hampshire Nuclear Units, dated May 1, 1973, as amended (the "Joint Ownership Agreement"), and is operated by North Atlantic pursuant to the Seabrook Operating License. In accordance with the Joint Ownership Agreement and the Managing Agent Operating

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4    BEC is the parent of Boston Edison Company, the licensed owner and operator of Pilgrim Nuclear Power Station, NRC Docket No. 50-293.
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Agreement, dated as of June 29, 1992, as amended (the "MAOA")/5/, North Atlantic is the Managing Agent for the eleven Seabrook Joint Owners and as such has responsibility for the management, operation and maintenance of Seabrook Station. North Atlantic's position as Managing Agent and operator was approved by issuance of Amendment No. 10, dated May 29, 1992, to the Seabrook Operating License. Granting the request contained in this submission will not in any way affect North Atlantic's position as Managing Agent and operator of Seabrook Station or its responsibilities under the MAOA or any technical aspects of the Seabrook Operating License. Canal is the successor in title to the interest in Seabrook Station originally acquired by one of its affiliates and currently owns a 3.52317% interest in Seabrook Station. Since Canal is an electric utility, it was found by the Commission to be financially qualified without a financial review being required,/6/ and Canal continues to be listed as one of the Seabrook Licensees identified in the Seabrook Operating License.

     Regulatory Approvals. In addition to the consent of the Commission requested hereby, the proposed Parent Merger will require the regulatory approvals listed below.

     1. Massachusetts Department of Telecommunications and Energy ("MDTE"). Certain affiliates of Canal that provide retail electric public utility service under Massachusetts law/7/ will file a rate plan for each affected utility company for approval by the MDTE under the

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5    A copy of the MAOA has been  previously  filed with the  Commission in this docket as part of the Application to Amend the Facility Operating License to Authorize North Atlantic Energy Service Corporation to Act as Managing Agent for Seabrook Station, dated November 13, 1990.

6 See Amendment No. 5 to Construction Permit No. CPPR-135, dated June 23, 1982, in the above docket.

7 The affiliates of Canal that provide retail public utility service in Massachusetts are Cambridge Electric Light Company, Commonwealth Electric Company and Commonwealth Gas Company.
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provisions  of M.G.L.  c. 164,  in order to receive the  appropriate  ratemaking treatment for certain of the transaction costs associated with the proposed Parent Merger.

     2. Securities and Exchange Commission ("SEC"). A preliminary joint proxy statement will be filed by CES and BEC for approval of the merger transaction with the SEC, and a second filing will be made with the SEC seeking an exemption for the New Company under the provisions of the PUHCA.

     3. Federal Energy Regulatory Commission (""FERC"). An application will be filed pursuant to section 203 of the Federal Power Act for FERC approval of the Parent Merger.

     4. Federal Trade Commission/Department of Justice. A letter regarding the merger transaction will be filed with the United States Federal Trade Commission and the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

II.  APPLICATION FOR CONSENT TO INDIRECT TRANSFER OF CONTROL.

     Pursuant to 10 CFR ss.50.80, Canal hereby requests that the Commission consent to the indirect transfer of control of Canal's interest in the Seabrook Operating License, which indirect transfer of control will result from the implementation of the Parent Merger described above.

     Set forth below is the supporting information required by the Commission's implementing regulation, 10 CFR ss.50.80, for an application for consent to such an indirect transfer.

     1. 10 CFR ss.50.33 General Information:

     (a) Name of Licensee: Canal Electric Company will continue to be a Licensee under the Seabrook Operating License.

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     (b) Address of Licensee:  The current  business address is One Main Street,
Cambridge, MA 02142, until the Commission is otherwise notified in writing.

     (c) Description of Business: Canal is an electric utility corporation organized and operating under the laws of the Commonwealth of Massachusetts and is a wholly-owned subsidiary of CES. In addition, CES has three wholly-owned electric or gas distribution companies, Cambridge Electric Light Company,
Commonwealth Electric Company (together, the "Distribution Affiliates") and Commonwealth Gas Company, (collectively with the Distribution Affiliates, the "Retail Subsidiaries", and with Canal, the "CES System"), with service territories in eastern Massachusetts. Canal has traditionally functioned as the generating company within the CES System, engaging in the purchase of electric power at wholesale and the generation of electric power which it has resold at wholesale to the Distribution Affiliates under contracts containing rates based upon cost-of-service approved by the Federal Energy Regulation Commission ("FERC"). The Distribution Affiliates and Canal hold valid franchises, permits and other rights which are necessary to allow these companies to conduct an electric utility business within the territories they serve.

     (d)  Corporate Charter:

          (i) Canal is a corporation organized under the laws of the Commonwealth of Massachusetts with its principal place of business in Massachusetts. Its Articles of Organization and Bylaws will be provided upon request. They will not be changed in any way as a result of the Parent Merger.

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

         (ii) The names and addresses of the directors and principal officers of Canal, all of whom are United States citizens, are as follows:

                                    DIRECTORS
                                    ---------

     Name                                    Business Address
     ----                                    ----------------
     D.A. McLaughlin                                (1)
     J.D. Rappoli                                   (1)
     M.P. Sullivan                                  (1)
     J. R. Williams                                 (1)
     R.D. Wright                                    (1)

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(1) P.O. Box 9150, Cambridge, MA 02142-9150
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                                    OFFICERS
                                    --------
     Title                                  Name                    Address
     -----                                  ----                    -------
     Chairman of the Board and
       Chief Executive Officer              R.D. Wright               (1)
     President and Chief Operating
       Officer                              D.A. McLaughlin           (1)
     Financial Vice President and
       Treasurer                            J.D. Rappoli              (1)
     Vice President, Clerk and
       General Counsel                      M.P. Sullivan             (1)
     Vice President-Customer Service        C.W. Kiely                (1)
     Vice President-Energy Supply
       and Engineering Services             J.J. Keane                (1)
     Vice President-Operations              K.F. Roberts              (1)
     Assistant Vice President -
       Administration                       T.M.X. Fontes             (1)
     Assistant Clerk                        R.J. Morrison             (1)
     Assistant Clerk                        M.J. Doherty              (1)

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(1) P.O. Box 9150, Cambridge, MA 02142-9150
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

        (iii) Foreign Control: Canal is not now owned, controlled or dominated by an alien, foreign corporation or foreign government. After the merger, Canal will become a direct subsidiary of the New Company which is not owned, controlled or dominated by an alien, foreign corporation or foreign government.

     (e) Agency Status: Canal is not acting as agent or representative of any other person.

     (f)  Financial  Information:  The  information  under  clause (4) of 10 CFR
Section 50.33 appears in Paragraph II.2(a) below.

     (g) Emergency Response Plan: This section is not applicable to this Request.

     (h) Construction or Alteration at Facility: This section is not applicable to this Request.

     (i)  Regulatory Agencies and News Publications:

     The following regulatory agencies, in addition to the Commission, have financing, siting, or ratemaking jurisdiction over Canal:

          Massachusetts Department of Telecommunications and Energy 100 Cambridge Street
          Boston, MA  02202

          Securities and Exchange Commission
          450 Fifth Street, NW
          Washington, D.C.  20549

          Federal Energy Regulatory Commission
          888 First Street, NE
          Washington, D.C.  20426

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

     The  following  publications  circulate  in the  general  area of  Seabrook
Station:

          The Boston Globe
          P.O. Box 2378
          Boston, MA 02107

          The Union Leader
          P.O. Box 9555
          Manchester, NH 03108

     (j) Restricted Data:

     This request does not contain any Restricted Data or other defense information, and it is not expected that any such information will become involved in the licensed activities. However, in the event such information does become involved, North Atlantic, as the representative of Canal, will appropriately safeguard such information and will not permit any individual to have access to Restricted Data until the Office of Personnel Management shall have made an investigation and reported to the Commission on the character, associations and loyalty of such individual, and the Commission shall have determined that permitting such person to have access to Restricted Data will not endanger the common defense and security of the United States.

     (k) Decommissioning: The information under this clause appears in Paragraph II 2(b) below.

     2. 10 CFR ss.50.33 Financial Information:

     (a) Financial Qualifications for Continued Conduct of Activities:

     Clause (f) of 10 CFR ss.50.33 exempts an electric utility from demonstrating its financial qualifications. Canal currently is, and after implementation of the Parent Merger will continue to be, an "electric utility" as defined in 10 CFR ss.50.2. Chapter 164 of the Acts of

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

1997 (the "Massachusetts Restructuring Act") established the framework to restructure the electric utility industry in Massachusetts. Having sold its fossil generating assets in compliance with the Massachusetts Restructuring Act, Canal's current business now involves the purchase of power at wholesale and the generation of power at Seabrook Station and sale at wholesale of such electric energy to the Distribution Affiliates under cost-of-service rates approved by FERC. After implementation of the Parent Merger, Canal's contracts with the Distribution Affiliates will continue to be regulated by FERC. Therefore, Canal submits that it is exempted from the requirements of Clause (f) of 10 CFR ss.50.33.

     Without waiving that exemption and to assist the Commission's evaluation of this Joint Request, Canal voluntarily submits the following information relating to its qualifications to continue funding its operational activities authorized by the Seabrook Operating License.

     Canal specifically calls the Commission's attention to the fact that Canal recovers the full amount of costs billed to Canal associated with Seabrook Station operating costs from the Distribution Affiliates pursuant to the terms of a cost-of-service Power Contract between Canal and those Companies, dated September 1, 1986, as amended, that is regulated by FERC. That Contract provides that, in consideration of the payment of those costs and Canal's share of other Seabrook Station charges, the Distribution Affiliates collectively purchase 100% of Canal's share of the capacity and energy generated at Seabrook Station. That Contract has been filed with the FERC. The Distribution Affiliates in turn recover those costs from their respective retail customers under rates subject to the jurisdiction of the MDTE.

     (b) Decommissioning Funding: Clause (k) of 10 CFR ss.50.33 requires an application for an operating license for a utilization facility to contain information indicating how reasonable assurance will be provided that funds will be available to decommission the facility.

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     The Seabrook Licensees previously filed on December 27, 1989, as updated on
July 23, 1990, a Report demonstrating how such reasonable assurance would be provided by the Seabrook Licensees, including Canal, collectively. Canal has made all required payments into the Seabrook Decommissioning Trust Fund. After the Parent Merger is implemented, Canal will continue to make its ongoing payments to the Seabrook Decommissioning Trust Fund and will continue to collect it's share of the Seabrook Station decommissioning and other post shutdown costs from the Distribution Affiliates pursuant to the terms of the aforesaid Power Contract between Canal and those Companies dated September 1, 1986, as amended. The Distribution Affiliates in turn are assured of recovering 100% of the Seabrook decommissioning costs included in the payments due to Canal under that Contract from their respective retail customers under rates subject to the jurisdiction of the MDTE and approved in connection with the CES Electric Restructuring Plan (a copy of which is attached as Exhibit A hereto), which was approved by the MDTE on February 27, 1998 in Docket No. DPU/DTE 97-111 (a copy of which is attached as Exhibit B hereto).

3. 10 CFR ss.50.34 Information:

     Clause (b)(7) of 10 CFR ss.50.34 requires information describing the technical qualifications of the applicant to engage in the proposed activity. Pursuant to the MAOA, North Atlantic is the Managing Agent for the Seabrook Joint Owners and, as such, has responsibility for the management, operation and maintenance of Seabrook Station. North Atlantic's technical qualifications were approved in connection with Amendment No. 10 to the Seabrook Operating License in Docket No. 50-443. The Parent Merger will not affect the

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technical qualifications of North Atlantic nor involve any modification of North
Atlantic's other responsibilities. Therefore, clause (b)(7) of 10 CFRss.50.34 is not applicable.

4. 10 CFR ss.50.33a Information:

     CES has disposed of substantially all of its generation capacity as a result of the Massachusetts Restructuring Act, except for the nuclear interest that is the subject of this Request and other minor interests./8/ Furthermore, the indirect change of control involved herein does not represent a transfer to a new owner but only a corporate restructuring. Finally, Canal's interest in Seabrook Station amounts to only approximately 40MW and therefore constitutes a de minimis interest. Therefore, no Section 105 antitrust review is required.

III.  CONCLUSION.

     Based upon the foregoing, Canal Electric Company hereby respectfully request that the Commission consent to the indirect transfers of control described in Section II hereof.

     As stated above, the proposed merger will require several different regulatory approvals, the timing of which is difficult to predict. In order to facilitate completion of the merger, the undersigned respectfully request that the Commission act on this Request as promptly as possible and that the Commission provide that its Consent remain effective until at least December 31, 1999.

                                          CANAL ELECTRIC COMPANY


                                          By     s/ R. D. Wright
                                                 ---------------
                                          Chairman of the Board
                                          and Chief Executive Officer

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8    The CES System still  retains two  generation  facilities:  the  Blackstone
     Station in Cambridge, MA, and the MATEP plant in Boston, MA.
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Commonwealth of Massachusetts )
County of Middlesex           )                February 2, 1999


     Then personally appeared before me, Russell D. Wright, who being duly sworn, did state that he is Chairman of the Board and Chief Executive Officer of Canal Electric Company and that he is duly authorized to execute and file the submittal contained herein in the name and on behalf of Canal Electric and that the statements herein attributable to Canal Electric Company are based on facts and circumstances which are true and accurate to the best of his knowledge and belief.

                                            s/ Richard J. Morrison
                                            ----------------------
                                       Notary Public


                                       My commission expires: September 23, 1999
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